Exhibit 2.1

Filed in the Office of Secretary of State State Of Nevada Business Number C19858 - 1996 Filing Number 20222410537 Filed On 5/26/2022 8:00:00 AM Number of Pages 3

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City , Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANT rn NRs 78 . 380 & 78.385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANTrn NRs 78.403) Officer's Statement (PuRsuANTrn NRs 80 . 030) . Effective Date and ime: (Optional) Date : Time : ( must not be later than 90 days after the certificate is filed ) . Information Being hanged: (Domestic orporations only) Changes to takes the following effect: The entity name has been amended . The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended . x The authorized shares have been amended . The directors , managers or general partners have been amended . IRS tax language has been added . x Articles have been added . Articles have been deleted. Other . The articles have been amended as follows: (provide article numbers , if available) (attach additional page(s) if necessary) Andrew Lapp, CEO Title x j1J ε Gerald Mounger , Director Signature of Officer orAuthoizedSigner Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . . Signature: Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised : 1 / 1 / 2019

Am e nd e d and Resta ted Arti c le s BOARD RESOLUTION OF PLANET RESOURCE RECOVERY, INC. (PRRY) ADOPTED ON APRIL 27, 2022 The undersigned , being all the directors of Planet Resource Recovery, Inc . (PRRY) , having held a meeting and by unanimous vote dec i sion of the major i ty shareholder hereby sign the following amended resolutions : RESOLVED THAT: 1. The board accepts the increase of authorized common shares of PRRY as described below : Increase of 1 , 000,000 , 000 (Billion) authorized common shares . This will result with the new Authorized Share total of 1,460 , 000 , 000 (One billion , Four hundred and Sixty Million) shares . 2 . The management will file with the State of Nevada the Form of Amended and Restated Articles . 3 . The board accepts a resolution to notify the transfer agent immediately of the increasing authorized shares. ACCEPTED BY PLANET RESOURCE RECOVERY, INC. (PRRY) MANAGEMENT Date : 0_4_12_7_12_0_2 _ 2 Andrew Lapp 04/27/2022 Date: _ Gerald Mounger Board Resolution Page 1 of 1